Exhibit 10.2
THIS NOTE AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) OR ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.
NON-NEGOTIABLE
PROMISSORY NOTE

$2,500,000.00	, 2011
FOR VALUE RECEIVED, the undersigned PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (“PESI”), promises to pay to the order of HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation (“Homeland”), having a notice address at 1005 North Glebe Road, Suite 550, Arlington, Virginia 22201, or at such other place as may be designated in writing by Homeland, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,500,000.00), together with interest thereon at the annual interest rate hereinafter stated, payable as set forth below.
Unless otherwise defined herein, all terms defined or referenced in that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) between PESI, Homeland and Safety & Ecology Holdings Corporation, will have the same meanings herein as therein.
1. Until paid in full in accordance with the terms hereof, interest on this Note shall accrue from the date hereof at the Interest Rate (calculated on the basis of a 360-day year consisting of twelve 30 day months). For purposes of this Note, the Interest Rate shall mean six percent (6.0%) per annum, except upon the occurrence of an Event of Default (as defined herein), in which case, during the period from the date of such Event of Default until the earlier of (i) the date such Event of Default is cured or (ii) the date on which such payment is made as set forth herein, the Interest Rate shall mean twelve percent (12.0%) per annum. Notwithstanding any other provision of this Note, Homeland does not intend to charge, and PESI shall not be required to pay, any interest or other fees or charges in excess of the maximum interest permitted by applicable law; any payments in excess of such maximum shall be refunded to PESI or credited to reduce principal hereunder. The principal and accrued interest due thereon shall be payable over a three (3) year period in thirty-six (36) monthly installments of principal and interest, with the first monthly installment of $76,054.84 in principal and interest due and payable on                     , 2011, and a like installment due and payable on the 15th day of each month thereafter for 34 months, and the remaining unpaid principal balance of this Note and all accrued interest thereon due and payable on                     , 2014 (the “Maturity Date”).

2. This Note is executed and delivered in connection with, and subject to the terms and conditions contained in, the Purchase Agreement. It is specifically agreed that the entire principal amount of this Note has been advanced as of the date hereof, and that no additional advances will be made hereunder. Subject to the provisions of Section 4, all payments will first be applied to the payment of accrued interest, and the remainder will be applied in reduction of the principal balance hereof. Payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Homeland in Exhibit A attached hereto, which may be changed by Homeland in writing from time to time.
3. PESI will have the right to prepay this Note in whole or in part at any time and from time to time without premium or penalty, but with interest accrued to the date of prepayment.
4. PESI agrees that, upon an occurrence of an Event of Default (as defined below), and, as a result, this Note is placed in the hands of an attorney for collection or to defend or enforce any of Homeland’s rights hereunder, PESI will pay, subject to the terms hereof, Homeland’s reasonable attorneys’ fees and expenses and all other reasonable expenses incurred by Homeland in connection therewith, provided that Homeland is represented by a single attorney or law firm, as determined by a court of competent jurisdiction or as agreed to by PESI and the Parent (the “Expenses”).
5. The payment and performance of this Note is unsecured. This Note is non-negotiable, and neither this Note nor the right to receive the payments due and to become due under this Note may be sold, transferred or assigned by Homeland without the prior written consent of PESI which may be withheld by PESI in PESI’s sole discretion. This Note is subject to PESI’s right to offset payments hereunder as a result of any Claim that PESI or PESI Indemnitees may have against Homeland in accordance with Article VIII of the Purchase Agreement, pursuant to Section 9.3 of the Purchase Agreement.
6. Upon the occurrence of an Event of Default (as defined below), Homeland will have the option to declare this Note in default and to be immediately due and payable, whereupon this Note shall become forthwith due and payable upon such written demand received by PESI (“Written Demand Notice”), and Homeland will thereafter have the right, at its option and in its sole discretion, by written election delivered to PESI to receive in full and complete satisfaction of all PESI’s obligations under this Note, either:
a.	the cash amount equal to the sum of the unpaid principal balance owing under this Note and all accrued and unpaid interest thereon, plus the Expenses (the “Payoff Amount”);
b.
the number of fully paid and non-assessable shares of the common stock, par value $.001 per share, of PESI (the “PESI Common Stock”) equal to the quotient determined by dividing the Payoff Amount by the average of the closing prices per share of the PESI Common Stock as reported by the primary national securities exchange or automatic quotation system on which PESI Common Stock is traded during the 30 consecutive trading day period ending on the trading day immediately prior to receipt by PESI of the Written Demand Notice delivered in accordance with Section 9.4 of the Purchase Agreement (the “Payoff Shares”); provided, however, that the number of Payoff Shares plus the number of shares of PESI Common Stock issued or to be issued to the Management Investors pursuant to Section 5.21 of the Purchase Agreement shall not exceed 19.9% of the voting power of all of PESI voting securities issued and outstanding as of the date of the Purchase Agreement; or

c.
any combination of the Payoff Amount or the Payoff Shares, provided, however, that the aggregate amount of the Payoff Amount and the Payoff Shares shall not exceed the unpaid principal balance and accrued interest due under this Note as of receipt by PESI of the Written Demand Notice, with the number of Payoff Shares to be determined by dividing the amount of the Payoff Amount which is to be paid in Payoff Shares by the average of the closing prices per share of the PESI Common Stock as reported by the primary national securities exchange or automatic quotation system on which PESI Common Stock is traded during the thirty (30) consecutive trading day period ending on the trading day immediately prior to receipt by PESI of the Written Demand Notice and Homeland’s written election to receive a portion of the Payoff Amount in Payoff Shares, with such notice to specify the amount of the Payoff Amount to be paid in Payoff Shares.

7. If Homeland elects to receive Payoff Shares, (i) the issuance of the Payoff Shares will be subject to Homeland providing in writing to PESI within three Business Days prior to the issuance of the Payoff Shares, substantially the same representations, warranties and covenants as set forth in Exhibit C attached to the Purchase Agreement and (ii) Homeland shall not, at anytime or for any reason, assign, transfer or convey the Payoff Shares or any portion thereof, if issued by PESI to Homeland, to Yorkville. If issued, the Payoff Shares will not be registered, and Homeland will not be entitled to registration rights with respect to the Payoff Shares, except for those certain Piggyback Registration Rights set forth in the Registration Rights Agreement attached as Exhibit D to the Purchase Agreement, which PESI and Homeland shall execute immediately prior to the issuance of the Payoff Shares. The Payoff Shares issued to Homeland pursuant to this Note, if any, will be restricted securities and subject to the restrictions, qualifications, and limitations set forth in the Purchase Agreement, Exhibits C and D of the Purchase Agreement, and this Note, including without limitation, compliance with federal and state securities laws and the limitations on the maximum number of Payoff Shares to be issued to Homeland set forth in Section 6(b) hereof.
8. Events of Default. Notwithstanding any provision of this Note to the contrary, subject to the terms hereof and the Purchase Agreement, the outstanding principal and accrued interest under this Note shall become due and payable, without notice or demand, upon the happening of any one of the following specified events (each, an “Event of Default”):
a.	PESI fails to pay any installment of principal and interest due hereunder within 30 days of when due; or

b.
Any legal proceeding is commenced by or against PESI seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its structure or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for PESI or for all or substantially all of PESI’s property, or shall take any such action to authorize any of the foregoing, and such case or proceeding (x) results in the entry of an order for relief against it which is not stayed within twenty (20) Business Days after the entry thereof or (y) is not dismissed within sixty (60) days of commencement; or

c.	Change in Control (as defined below) of PESI. For the purposes of this Note, a “Change in Control” shall mean any of the following:
i.
consummation of a transaction in which any person, entity, corporation, or group (as such terms are defined in sections 13 (d)(3) and 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than PESI, or a profit sharing, employee ownership or other employee benefit plan sponsored by PESI or any subsidiary of PESI) has purchased PESI’s voting securities for cash, securities or other consideration pursuant to a tender offer, or has become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act (in one transaction or a series of transactions), of securities of PESI representing more than 50% of the total voting power of the then outstanding securities of PESI ordinarily having the right to vote in the election of directors; or

ii.	a change, without approval of at least a majority of the Board of Directors then in office, of a majority of PESI’s Board of Directors; or

iii.	consummation by PESI of PESI selling all or substantially all of PESI’s assets to a purchaser which is not a subsidiary of PESI; or

iv.	PESI shareholders’ approval of a plan of dissolution or liquidation of PESI; or

v.
PESI’s consummation of a merger or consolidation, in which PESI or a subsidiary of PESI is not the surviving corporation, and immediately following such merger or consolidation less than fifty percent (50%) of the surviving corporation’s outstanding voting stock is held by persons who are stockholders of PESI immediately prior to such merger or consolidation.

9. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given if given in accordance with the notice provisions in the Purchase Agreement, unless otherwise agreed to by the parties. In addition any notice otherwise required or permitted hereunder, PESI shall give Homeland written notice not less than ten (10) days prior to the consummation of any Change in Control.

10. PESI hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by Homeland hereof with respect to the time of payment or any other provision hereof.
11. The rights and remedies of Homeland under this Note shall be cumulative. It is agreed that no delay or omission to exercise any right, power or remedy accruing to Homeland upon any breach or default of PESI under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.
12. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.
13. This Note shall be governed by and construed and enforced in accordance with the laws of The State of Delaware, without regard to its conflicts of laws provisions. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Note. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction other parties are or may be subject, by suit upon such judgment.
14. Jury Trial Waiver. PESI HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO, THIS NOTE. PESI FURTHER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS NOTE WITH ITS COUNSEL AND THAT IT ON ITS OWN HAS MADE THE DETERMINATION TO EXECUTE THIS NOTE AFTER CONSIDERATION OF ALL OF THE TERMS OF THIS NOTE AND OF ALL OTHER FACTORS WHICH IT CONSIDERS RELEVANT.

IN WITNESS WHEREOF, PESI has executed this instrument effective the date first above written.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation
By:
Name:
Title:

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